Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
Chief Financial Officer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS FOR THE YEAR ENDED DECEMBER 31, 2007

     LAFAYETTE, LA — March 11, 2008 — PHI, Inc. (“PHI”) today reported a net income of $28.2 million ($1.85 per diluted share) on operating revenues of $446.4 million for the year ended December 31, 2007, compared to a net loss of $0.7 million ($0.05 per diluted share) on operating revenues of $413.1 million for the year ended December 31, 2006. Included in 2007 earnings are gains on disposition of assets of $35.0 million. The prior year’s results include a charge for debt restructuring of $12.8 million. Both 2007 and 2006 had reduced revenue and increased costs related to the pilots’ strike which commenced September 20, 2006. These items are more fully discussed in our Form 10-K.
Operating revenues in the Oil and Gas segment increased $15.4 million due to an increase in medium and heavy aircraft flight hours, and contractual rate increases as compared to 2006 operating revenue. Operating revenues in the Air Medical segment increased $16.2 million, due to increased patient transports and rate increases implemented in 2007.
In 2007, we sold 28 aircraft, primarily consisting of older aircraft that were not in our long term growth plan. We have also taken delivery of new aircraft, consisting of two heavy, 10 medium and 16 light helicopters.
At December 31, 2007, we had orders for six additional transport category and 30 medium and light aircraft for service in the Oil and Gas and Air Medical segments. These aircraft are scheduled for delivery throughout 2008 and 2009.
Certain statements in this release constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors that could cause the Company’s actual results, performance (financial or operating) or achievements to differ materially from the results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq Global Market (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	For the Year Ended
	December 31,
	2007	2006

Operating revenues	$446,406	$413,118
Gain, net on disposition of property and equipment	34,953	1,910
Other	5,098	8,036

	486,457	423,064

Expenses:
Direct expenses	394,421	366,272
Selling, general and administrative	30,226	27,839
Interest expense	16,121	17,243
Loss on debt restructuring	—	12,790

	440,768	424,144

Earnings (loss) before income taxes	45,689	(1,080)

Income taxes	17,471	(413)

Net earnings (loss)	$28,218	$(667)

Earnings (loss) per share
Basic	$1.85	$(0.05)
Diluted	$1.85	$(0.05)

Weighted average shares outstanding:
Basic	15,277	13,911
Diluted	15,286	13,911

Total shares outstanding	15,292	15,288
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Summarized financial information concerning the Company’s reportable operating segments for the years ended December 31, 2007, 2006 and 2005:

		Year Ended
		December 31,
	2007	2006	2005
	(Thousands of dollars)
Segment operating revenues
Oil and Gas	$286,118	$270,707	$242,464
Air Medical	149,590	133,397	112,123
Technical Services	10,698	9,014	9,023

Total operating revenues	446,406	413,118	363,610

Segment direct expense
Oil and Gas	250,110	228,797	188,872
Air Medical	137,703	130,412	104,465
Technical Services	6,608	7,063	5,926

Total direct expense	394,421	366,272	299,263

Segment selling, general and administrative expenses
Oil and Gas	1,531	1,150	1,181
Air Medical	7,883	7,384	6,503
Technical Services	59	38	43

Total selling, general and administrative expenses	9,473	8,572	7,727

Total direct and selling, general and administrative expenses	403,894	374,844	306,990

Net segment profit
Oil and Gas	34,477	40,760	52,411
Air Medical	4,004	(4,399)	1,155
Technical Services	4,031	1,913	3,054

Total	42,512	38,274	56,620

Other, net	40,051	9,946	3,230
Unallocated selling, general and administrative expenses	(20,753)	(19,267)	(17,169)
Interest expense	(16,121)	(17,243)	(20,448)
Loss on debt restructuring	—	(12,790)	—

Earnings (loss) before income taxes	$45,689	$(1,080)	$22,233

Flight hours
Oil and Gas	107,812	119,503	126,591
Air Medical	31,341	29,980	26,619
Technical Services	1,216	1,497	1,433

Total	140,369	150,980	154,643

Air Medical Transports	21,710	20,808	17,200

Aircraft operated at period end
Oil and Gas	163	164	167
Air Medical	70	68	64
Technical Services	4	4	4

Total	237	236	235

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